Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT
(this “Agreement”)
BETWEEN:
CRONOS ISRAEL G.S. CULTIVATION LTD.
(No. 515790988)

(the “Company”)

    - and -

RAN GORELIK, Israeli ID number 56789472, an individual residing in the City of Shilat, in Israel

(the “Executive”)

- and –

solely for the purposes specified herein,

CRONOS GROUP INC.

(“Cronos Group”)
    WHEREAS the Company is an indirectly wholly-owned subsidiary of Cronos Group;
    WHEREAS the Company has engaged the services of the Executive in a senior and specialized capacity, and the Executive has extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company;
    AND WHEREAS the Company and the Executive desire to enter into a written employment agreement, and the Executive acknowledges that this Agreement and, specifically, the proprietary rights, non-solicitation and non-competition provisions that form part of this Agreement are essential to protect the legitimate business interests of the Company;
    NOW THEREFORE in consideration of the above, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, including an increase to the Base Salary (as defined below), the sufficiency of which is hereby acknowledged, the Company and the Executive, and solely for the limited purposes specified in Section 5.4, Cronos Group, agree as follows:

1.Position
1.1The Executive shall continue to be employed in the position of General Manager, Cronos Israel (the “Position”).
2.Location
2.1The Executive shall generally work out of the Company’s location in Gan Shmuel, Israel, with business travel as reasonably required to perform the Executive’s duties hereunder.
3.Work Authorizations
3.1The Executive shall be based primarily in the Company’s office, and it is a condition of this Agreement and the Executive’s employment that the Executive shall be able to work lawfully in Israel. However, it is understood and agreed that the Executive may be required to work abroad, as needed by the Company. In such case, relocation will be discussed and agreed upon by the Company and the Executive. The Company shall provide reasonable assistance in respect of immigration matters. Despite such assistance, the Company cannot guarantee when or whether the Executive’s application for a work permit, visa, permanent residence status or other immigration documents will be approved. Should the necessary authorizations that permit the Executive to legally work in any jurisdiction other than Israel not be obtained, the Executive shall continue to be employed in Israel and this Agreement shall continue to be in effect. At any time, should necessary authorizations that permit the Executive to legally work in Israel expire without the possibility of renewal, the Executive’s employment shall come to an end and shall be treated by the Company as a termination without justifiable cause.
4.Employment Duties
4.1The Executive shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Executive’s Position and as may be assigned to the Executive from time to time. In fulfilling his duties to the

Company, the Executive shall be instructed by and shall regularly report to Cronos Group’s Chief Executive Officer (the “CEO”). The Executive agrees and acknowledges that due to the Executive's senior managerial position in the Company and the special amount of trust involved in the Position in which the Executive shall be employed, the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) does not apply to the Executive's employment. The Executive acknowledges that the set amount of the Base Salary (as defined hereunder) agreed upon reflects the requirements of the position to work additional and irregular hours. Therefore, the Executive shall not be entitled to claim or receive payments or any additional pay for overtime working hours, or work performed on Fridays, Saturdays or Jewish festival holidays. The Executive’s duties, hours of work, location of employment and reporting relationships may be adjusted from time to time by the Company to meet changing business and operational needs. Without limiting the foregoing, the Executive shall:
(a)devote his full working time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Company and shall not, without the prior written consent of the CEO, undertake any other business or occupation or public office;
(b)perform those duties that may be assigned to the Executive diligently, honestly, and faithfully to the best of the Executive’s ability and in the best interest of the Company;
(c)abide by all Company policies and Cronos Group policies, as instituted and amended from time to time including but not limited to, the Cronos Group Code of Business Ethics and Conduct;
(d)use best efforts to promote the interests and goodwill of the Company and not knowingly do, or permit to be done, anything which may be prejudicial to the Company’s interests, it being understood and agreed that the Executive is a fiduciary of the Company and owes fiduciary obligations to the Company that are not extinguished by this Agreement;
(e)identify and immediately report to the CEO any gross misrepresentations or violations of the Code of Business Ethics and Conduct or applicable law by the Company or its management; and
(f)comply with the Sexual Harassment Prevention Law, 1998, as well as the with provisions of any regulations enacted by its virtue and with the Cronos Group’s Policy for Prevention of Sexual Harassment at the workplace, and undertakes to act in accordance with said laws and policy.
5.Compensation and Benefits
5.1Base Salary. Effective June 1, 2020, the Company shall pay the Executive a monthly base salary of ILS 75,000 gross (“Base Salary”). The Base Salary shall be paid by direct deposit in accordance with the Company’s payroll practices, on the date determined by the Company, however, no later than the date determined by law in respect of the previous month.
5.2Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to participate in the Company’s annual cash bonus plan as may be in effect from time to time, and to receive an annual bonus, subject to the terms and conditions of that plan as determined by the Company at its sole discretion. The Executive’s annual target bonus opportunity shall initially be 20% of Base Salary, provided that the actual bonus amount, if any, will be determined pursuant to the terms of the applicable annual bonus plan. Nothing in this Agreement guarantees that the Company shall maintain an annual bonus plan, and the Company reserves the right to amend or terminate any annual bonus plan established or adopted at any time, without notice or further obligation (subject only to the minimum requirements of applicable employment standards legislation, if any). The Executive must be actively employed by the Company through the end of the calendar or fiscal year for which it is awarded in order to be eligible for any annual bonus for that year, subject only to the minimum requirements of applicable employment standards legislation. For certainty, if the Executive’s employment is terminated by the Company for just cause, or the Executive resigns, the Executive shall be entitled to no annual bonus or any part thereof for the year in which the Executive ceases the Executive’s active employment or thereafter, subject only to the minimum requirements of applicable employment standards legislation. There shall be no guarantee of a bonus in any given year.
5.3Advanced Study Fund - Keren Hishtalmut.
(a)The Company and the Executive shall open and maintain a Keren Hishtalmut (the “Fund”). Use of these funds shall be in accordance with the by-laws of the fund.
(b)The Company shall contribute to the Fund an amount equal to 7.5% of the Base Salary and the Executive shall contribute to such Fund an amount equal to 2.5% of each Base Salary payment.
(c)It is hereby clarified that the Executive shall bear any applicable tax deriving from the aforementioned contributions. For the avoidance of any doubt, the Company shall not gross up any tax payable in respect of such contributions.
5.4Stock Options. The Executive may be eligible to receive grants of equity-based awards over shares in Cronos Group, with an initial target incentive opportunity of US$200,000. The amount of the grants, if any, shall be determined by the board of directors of Cronos Group (the “Cronos Board”) at its sole discretion. Any such equity-based grants shall be governed by the terms and conditions of the equity award plan or any other applicable plan of Cronos Group and/or the applicable award agreement. Such plan or plans may be amended from time to time at Cronos Group’s sole discretion. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of stock options shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. The Executive shall not be eligible for any further grants of equity-based awards following the effective date of termination.
5.5Pension Insurance
(a)The Company and the Executive shall obtain and/or continue to maintain Managers Insurance and/or Pension Fund according to the Executive’s choice (“Pension Insurance”). The contribution to the Pension Insurance shall be as follows: (i) the Company shall contribute an amount equal to 6.5% of the Base Salary payment for premium payments (the “Company Contribution”) and an additional 8.33% of the Base Salary payment for severance payments; and (ii) the Executive shall contribute 6% of the Base Salary payment toward the premiums payable in respect of a Pension Insurance.
(b)The Executive hereby instructs the Company to transfer to the Pension Insurance the amounts of the Executive’s and the Company’s contributions from each Base Salary payment, on account of the Pension Insurance.
(c)In the event the Executive elects to obtain Managers Insurance, the Company Contribution shall include payments toward a disability insurance which would insure 75% of the Base Salary (“Disability Insurance”), which may be included within the Managers Insurance policy, for the exclusive benefit of the Executive, provided that the Company’s contribution towards premium payments shall not be less than 5% of the Base Salary. For the removal of any doubt, it is hereby clarified that the Company Contribution together with any payments towards Disability Insurance shall not exceed 7.5% of the Executive's Base Salary.
(d)It is hereby clearly agreed and understood that the amounts accrued in the Pension Insurance Policy shall be in lieu and in full and final substitution of any severance pay the Executive shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereto as Exhibit A.
5.6Vacation. The Executive shall be entitled accrue, on a pro-rata basis, twenty (20) Business Days paid vacation per year. “Business Day” means any day other than a Friday, Saturday or a day observed as a Jewish or National holiday in Israel. The Executive shall take vacation time at such times as are approved in advance by the Company. Vacation time entitlement shall be prorated for the period of the Executive’s active employment in the calendar year that the Executive commences and terminates employment, subject to the minimum requirements of applicable employment standards legislation. Vacation may be carried forward until March 31 of the following year after which time it shall be forfeited to the extent it exceeds the minimum vacation entitlement provided for under applicable employment standards legislation.
5.7Sick Leave. Executive shall be entitled to such number of working days of paid Sick Leave during each year of employment, as provided by Israeli Labor Law.
5.8Dmey Havra’ah (Recreation Pay). The Executive shall be entitled to “Dmey Havra’ah” in accordance with any applicable law.
5.9Company Car. The Company shall provide the Executive with a vehicle of a make, model and size determined by and available to the Company. Upon the Executive’s request and subject to the company's approval, the Company shall provide the Executive a vehicle belonging to a higher class, in which case, the Executive shall bear any additional cost incurred in connection with providing such vehicle (the “Car”). The Executive shall bear all taxes imposed on him due to the use of the Car and the Company will deduct from the Base Salary all taxes resulting from the value of the provision of the Car in accordance with law. The Company will bear the cost of the Executive’s monthly consumption of gas, based on the Company's policy as will be determined from time to time. The Company shall not bear the costs of any tickets, penalties or fines of any kind. The Executive shall: (i) use the Car in accordance with the Company’s policy and shall be in effect from time to time; (ii) take reasonable care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are observed (including the provisions with respect to the protection of the Car); (iii) pay any tickets, penalties or fines of any kind that will be imposed as a result of the use of the Car, to the extent imposed as a result of an act or omission of the Executive, or anyone on his behalf, or authorized by him to use the Car, and the Company shall be entitled to deduct said amounts from any payment due from the Company to the Executive, including his Base Salary; and (iv) in the event that the Executive’s engagement terminates for whatever reason, he will return the Car to the Company along with the keys to the Car and all licenses and other documentation relating to the Car. The Executive shall not have the right to have any lien on the Car or any document or property relating thereto. It is clarified that the Car covers any travel cost to and from the office, as well as reasonable personal use, and the Executive is not entitled to any additional travel expenses.
5.10Mobile Phone Expenses. The Company shall provide the Executive with a mobile phone (the “Mobile Phone”), and shall pay for its as per the Company's applicable policy as amended from time to time. Any use beyond this sum shall be deducted directly from the Executive's Base Salary. The Executive shall bear all tax liability applicable with respect to the use of the Mobile Phone. The Executive will maintain the Mobile Phone in good working condition. The Executive shall not have the right to have any lien on the Mobile Phone or any document or property relating thereto.
5.11Business Expenses. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with performance of the Executive’s duties. The Executive shall furnish to the Company on a monthly basis and in accordance with any of the Company’s policies or procedures for expenses reimbursement all invoices or statements in respect of expenses for which the Executive seeks reimbursement.
5.12Deductions and Withholdings. The Company shall make such deductions and withholdings from the Executive’s remuneration and any other payments or benefits provided to the Executive pursuant to this Agreement as may be required by law.
6.Term and Termination of Employment
6.1Executive’s employment under this Agreement shall remain in term for an indefinite period of time. Notwithstanding, either party may terminate this Agreement and the employment relationship by providing the other party prior written notice of one (1) months (the “Notice Period”). The employer-employee relationship shall terminate upon completion of the Notice Period as required by law. Without derogating from the rights of the Company under this Agreement and/or any applicable law, the Company may terminate this Agreement forthwith with immediate effect, at any time, by paying to the Executive the legally required compensation in lieu of the Notice Period.
6.2Upon termination, the Executive shall be entitled, in addition to the Notice Period as described herein, to receive as acclimation pay (dmey histaglut) his full Base Salary for a period equal to the greater of: (i) one month for each completed year of service with the Company, subject to a maximum of twelve (12) months, and (ii) six (6) months (the “Acclimation Pay”). For the removal of any doubt, the Executive will not be entitled to the Acclimation Pay, or any part thereof, in case the Executive is dismissed for Justifiable Cause or resigns from his employment with the Company and such resignation is not considered a “constructive dismissal”.
6.3During the Notice Period, whether notice has been given by the Executive or by the Company, the Executive shall continue to render his services to the Company unless instructed otherwise by the Company, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Executive’s responsibilities.
6.4The Company may dismiss the Executive without prior notice and while denying severance pay in the circumstances in which according to the law an employee may be dismissed in such manner while fully or partially being denied severance pay.
6.5The Executive hereby expressly consent that following an invitation to termination hearing and/or during a notice period, the Company may terminate the Executive’s access to Company systems without providing the Executive with any prior notice and without being required to obtain the Executive’s further consent.
6.6Notwithstanding the aforementioned, the Company shall be entitled to terminate this Agreement forthwith with immediate effect, at any time, by providing notice thereof to Executive, where said termination is a termination for Justifiable Cause (as defined below). In such event, without derogating from the rights of the Company under this Agreement and/or any applicable law, Executive shall not be entitled to any Notice Period or any payment in lieu of any Notice Period.
6.7The following reasons shall be deemed Justifiable Cause:
(a)the Executive commits a fundamental breach of this Agreement, including a breach of his covenants in Section 7 herein;
(b)the Executive performs any act that entitles the Company legally to dismiss him without paying him any severance pay in connection with such dismissal;
(c)the Executive breaches his duty of good faith to the Company, including but not limited to, theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, its business, and its subsidiaries, affiliates or associated entities;
(d)the Executive’s intentional gross misconduct in the performance of his obligations under this Agreement in a manner that causes (or is likely to cause) material harm to the Company; or
(e)conviction of the Executive in a crime or felony involving moral turpitude.
7.Restrictive Covenants
7.1Non-Disclosure
7.2.1Nondisclosure; Recognition of Company’s Rights. At all times during the Executive’s engagement with the Company and thereafter, the Executive shall hold in confidence and will not disclose, use, or publish any of the Company’s Confidential Information (as defined below), except as required in connection with the Executive’s work for the Company, or unless expressly authorized in writing by the Company. In addition, the Executive shall obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to the Executive’s work for the Company. All Confidential Information is and shall be the sole and exclusive property of the Company and its assigns.

If an Executive's entire right, title and interest in the Confidential Information and any modifications thereto, are not transferred to the Company automatically by law, the Executive hereby irrevocably transfers and assigns to the Company any rights he/she has or acquires in any and all Confidential Information. Except as otherwise expressly provided herein, this Agreement does not, and shall not be construed to, grant to the Executive any license or right of any nature with respect to any Confidential Information.
7.2.2Confidential Information. The term “Confidential Information” means any and all confidential knowledge, data or information (in any form or medium), whether marked as confidential or proprietary or which under the circumstances ought to reasonably be treated as such, that is related, directly or indirectly, to the Company’s business as conducted and/or as proposed to be conducted or its actual or demonstrably anticipated research or development, including without limitation: (a) trade secrets, copyrights, trademarks, patents, Intellectual Property (as defined below), Company Inventions (as defined below), Invention Records (as defined below), ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of the Company’s employees, consultants, contractors, and any other service providers of the Company; (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party and any agreements entered into between the Company and such third parties; (e) all memoranda, books, notes, records, email transmissions, charts, specifications, lists and other documents made, reproduced, compiled, received, held or used by the Executive in connection with his/her engagement by the Company with respect to clauses (a)-(d).
7.2.3The Executive shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of the Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations; or (iii) becomes available to Executive from a source independent of the Company and without confidentiality obligations, other than by breach of the Executive's obligations hereunder or by breach of another person’s or entity’s confidentiality obligations. To the extent Executive is required to disclose any Confidential Information in order to comply with a court order or other government demand, Executive shall seek the highest level of protection available and, when possible, give the Company enough prior notice to provide a reasonable chance to seek a protective order.
7.2.4Third Party Information. The Executive understands that the Company received and may receive in the future from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s engagement and thereafter, the Executive shall hold Third Party Information in strict confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Executive’s work for the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.
7.2.5No Improper Use of Information of Third Parties. The Executive represents that his/her engagement by the Company does not and will not breach any obligation to or agreement with any third party (including without limitation former employers), including any non-compete agreement or any agreement to keep in confidence information acquired by him/her in confidence or trust prior to his/her engagement by the Company. The Executive further represents that he/she has not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During the Executive’s engagement by the Company, he/she will not improperly use or disclose or incorporate into the Company's products, processes, machines and/or Company's Inventions any confidential information, non-public material, trade secrets or any proprietary information of any kind of any former employer or other third party, unless such party consented to such use and only after obtaining Company's consent.
7.2.6Further obligations. Executive further agrees: (i) not to make copies of Confidential Information or any portions thereof except as authorized by the Company; (ii) not to alter or remove from any Confidential Information any proprietary, copyright, trademark, or trade secret notices or markings; (iii) to report to the Company of any breach or unusual event relating to Confidential Information; (iv) to adhere to any demands required by the Company (including third parties to whom it has confidentiality obligations) in order to prevent disclosure or use of Confidential Information (including Third Party Information) and/or minimize any damages relating to such use or disclosure; and (v) not to cause damage to the Company's reputation and/or its customer database and/or business in any way whatsoever.
7.2Intellectual Property
7.2.7Definitions.
7.2.7.1The term “Intellectual Property” means any and all intellectual property rights and proprietary rights existing in any jurisdiction throughout the world, including any rights in or to:
(a)patents, patent applications, patent rights, inventions, industrial designs, industrial design applications, industrial design rights, ideas, discoveries and invention disclosures (whether or not patentable), and any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions of any of the foregoing;
(b)trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans, other indicia of source, Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any divisionals and renewals thereof, together with any goodwill symbolized thereby;

(c)copyrightable works (including with respect to software and compilations of data), whether published or unpublished, including all copyrights, copyright registrations and applications;
(d)trade secrets, and confidential or proprietary information, data, know-how, techniques, designs, processes and formulas;
(e)Germplasm, plant varieties, and applications and registrations for plant varieties issued by or pending before any Governmental Authority, including under the Plant Variety Protection Act (United States) or the Plant Breeders’ Rights Act (Canada); and
(f)circuit topographies, database rights and software.
7.2.7.2The term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including but not limited to plants, cuttings, seeds, clones, cells, tissues, plant materials, and genetic materials (including but not limited to nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural, and vectors).
7.2.8Ownership of Company Inventions. The Executive hereby agrees, acknowledges and declares that all Intellectual Property made, developed, conceived, reduced to practice or learned by the Executive, in whole or in part, whether alone or jointly with others, during the period of the Executive’s engagement with the Company (including after hours, on weekends or during vacation time, even prior to the commencement of his employment with the Company) that (i) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, its affiliates or subsidiaries, (ii) are developed in whole or in part on the Company’s time or using Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to the Executive or any work performed by the Executive for or on behalf of the Company, its affiliates or subsidiaries, or by the scope of the Executive’s duties and responsibilities with the Company, its affiliates or subsidiaries (the “Company Inventions”) are, from their inception, and shall remain at all times the sole and exclusive property of the Company or its assigns.
7.2.9Assignment of Company Inventions. Notwithstanding the forgoing, if an Executive's entire right, title and interest in the Company Inventions are not transferred to the Company automatically by law, the Executive hereby irrevocably assigns and transfers to the Company and agrees to assign and transfer in the future, for no additional consideration or compensation, the Executive’s entire right, title and interest in and to all Company Inventions.
7.2.10Company Inventions Waiver. Without derogating from the aforementioned, the Executive hereby explicitly waives any interest, claim or demand that the Executive may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Company Inventions, including but not limited to, any claims for consideration, compensation or royalty pursuant to Section 134 of the Israeli Patents Law-1967 (the “Patents Law”). The Executive further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalties with respect to the Company Inventions before any competent authority, including without limitation the Committee for Compensation and Royalties under the Patents Law (the “Committee”). Notwithstanding the above, in the event that despite the parties' agreement hereunder and the aforementioned waiver it is determined by any competent authority (including but not limited to the Committee) that for any reason whatsoever the Executive is or will be entitled to consideration, compensation or royalties in connection with one or more Company Inventions, the Executive agrees and acknowledges that the Special Consideration will be deemed the sole and final consideration, compensation or royalty payments to which Executive is, and will be, entitled to in connection with such Company Inventions. This agreement is intended to serve as an “agreement” for the purpose of section 134 of the Patents Law.
7.2.11Prior Inventions. The Executive has disclosed in Exhibit B, a complete list of all Intellectual Property and/or Germplasm that the Executive has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of his/her engagement by the Company, in which the Executive has an ownership interest or which he/she has a license to use, and that the Executive wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit B, the Executive warrants that there are no Prior Inventions. Executive represents and warrant that other than as disclosed under Exhibit B, he/she does not possess any Intellectual Property or Germplasm of any third party, including but not limited to any prior employer or competitor of the Company, and he/she shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement. The Executive agrees that he/she will not incorporate, or permit to be incorporated, Prior Inventions, including Germplasem, in any Company Inventions and not to bring any Germplasm of any third party onto Company premises. Notwithstanding the foregoing, if, in the course of the Executive’s engagement with the Company, the Executive incorporates a Prior Invention into a Company process, machine, Company Inventions or other work, the Executive shall, as a condition to such incorporation (i) seek the Company's prior written consent to such incorporation of Prior Inventions into such process, machine, Company Invention or other work; and (ii) grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. The Executive agrees that his/her failure to obtain the Company's prior consent shall not affect the grant of license relating to Prior Inventions as specified under this Section 2.5.
7.2.12Waiver of Moral Rights. The Executive hereby explicitly and irrevocably: (1) waives any interest, claim or demand for any Moral Rights that he/she has or may have in the future, with respect to the Company Inventions in favor of the Company, and its affiliates, heirs, successors, authorized licensees and users, and transferees; and (2) consents not to assert his/her Moral Rights that the Executive may have in relation to the Company Invention(s) against the Company, its affiliates, heirs, successors, authorized licensees and users and transferees . “Moral Rights” as used herein means the rights of an author under Section 45 of the Israeli Copyright Law, 2007, or any other similar provision under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.
7.2.13Notice Obligations. During the period of the Executive’s engagement with the Company and for one (1) year thereafter, the Executive shall promptly and fully disclose to the Company in writing (a) all Company Inventions authored, conceived, or reduced to practice by him/her, either alone or with others; and (b) all Intellectual Property made, conceived or reduced to practice by Executive, alone or together with others, whether to Executive's opinion the Inventions fall under the definitions of Company Inventions.
7.2.14Government or Third Party; Other Obligations. The Executive also agrees to assign all his/her right, title, and interest in and to any particular Company Invention to a third party as may be directed by the Company. The Executive further acknowledges that the Company from time to time may have agreements with other persons or with government authorities, or agencies thereof, which impose obligations or restrictions on the Company regarding Company Inventions made during the course of work thereunder or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
7.2.15Enforcement of Intellectual Property and Assistance. During the period of the Executive’s engagement and thereafter, the Executive shall assist the Company in every proper way to obtain and enforce United States, Canadian, Israeli and foreign Intellectual Property relating to the Company Inventions in all jurisdictions and he shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to register such Intellectual Property by the competent authorities and evidence more fully the transfer of ownership of the Company Inventions to the Company and to defend and enforce the Intellectual Property. The Executive therefore agrees that, if necessary, the Executive will: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Company Inventions; (b) serve as witness or consultant as reasonably requested; (c) assert the Executive’s Moral Rights against third parties not granted waivers of Moral Rights under Section 7.2.12, and appoint the Company, or its successor in title, as the Executive’s representative in enforcing such Moral Rights; and (d) perform any other acts deemed necessary to carry out the intent of this Agreement.
In the event the Company is unable because of Executive's mental or physical incapacity or unavailability, or for any other reason, to secure the Executive’s signature on any document needed in connection with such purposes, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, which appointment is coupled with an interest, to act on his/her behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Executive.
7.2.16Germplasm. In the course of performing duties pursuant to this Agreement, Executive shall only use Germplasm provided by the Company, and Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.
7.2.17Records. The Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and in any other form that is required by the Company) of all Company Inventions (“Invention Records”) which records shall be available to, and remain the sole property of, the Company at all times. The Executive agrees not to remove such records from the Company's place of business except as expressly permitted by the Company. Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of his/her engagement with the Company.
7.3Non-Competition. The Executive shall not at any time during the Executive’s employment with the Company and for a period of one (1) year following the termination of this Agreement and the Executive’s employment with the Company for any reason, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant, employee, partner, director, shareholder (other than an investment of less than five (5) per cent of the shares of a company traded on a registered stock exchange or traded in the over the counter market in Canada), or in any other capacity whatsoever:
(a)engage in employment or enter into a contract to do work related to the research into, development, cultivation, production, supply, sales or marketing of cannabis or cannabis derived products; or the development or provision of any services (including, but not limited to, technical and product support, or consultancy or customer services) which relate to cannabis or cannabis derived products (the “Business”);
(b)have any financial or other interest (including by way of royalty or other compensation arrangements) in or in respect of the business of any person which carries on the Business; or
(c)advise, lend money to or guarantee the debts or obligations of any person which carries on the Business;
anywhere within Israel.

7.4Non-Solicitation of Customers. The Executive shall not, during the Executive’s employment and for the one (1) year period immediately following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or attempt to solicit any Customer or Prospective Customer of the Company, Cronos Group or any of its affiliates (each, a “Subject Cronos Entity”), for the purpose of obtaining the business of any Customer or Prospective Customer of the Subject Cronos Entity or persuading any such Customer or Prospective Customer to cease to do business with or reduce the amount of business it would otherwise provide to a Subject Cronos Entity. For the purpose of this Agreement: “Customer” means any organization, individual or entity which is a current customer or has been a customer of a Subject Cronos Entity during the term of the Executive’s employment with the Company but in the event of the cessation of the Executive’s employment and “Customer” shall include only those current customers of a Subject Cronos Entity with whom the Executive had direct contact or access to Confidential Information by virtue of the Executive’s role as an employee of the Company at any time during the twelve-month period preceding the date of the cessation of the Executive’s employment; “direct contact” means direct communications with or by the Executive, whether in person or otherwise, for purposes of servicing, selling, or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass marketing communications directed to multiple customers; and, “Prospective Customer” means any organization, individual or entity which has been actively contacted and solicited for its business by representatives of a Subject Cronos Entity, in the event of the cessation of the Executive’s employment within the twelve-month period immediately preceding the date of the cessation of the Executive’s employment, with the involvement and knowledge of the Executive.
7.5Non-Solicitation of Employees. The Executive shall not (except with the prior written consent of the Board), during the Executive’s employment and for one (1) year following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of a Subject Cronos Entity to leave such employment.
7.6Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of their respective suppliers or Customers.
7.7Personal Information. The Executive grants consent to the Company, its affiliates, and their employees and contractors, wherever they may be located, to utilize and process the Executive’s personal information, including data collected by the Company, including information regarding the Executive's salary, social benefits, evaluation, training and other data (the “Personal Information”) for purposes related to human resources management, audit and compliance, for legal purposes (for example, if the Company is required to disclose such Personal Information by law, regulation or other governmental authority) and/or for other legitimate business purposes (such as running internal operations or business activities) (collectively, the “Purposes”). The Executive is aware, understands and hereby consents that the Personal Information which shall be collected, shall be kept in the Company's database, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred to databases owned by a parent or any other entity affiliated with the Company, or a third party retained by the Company, whether in Israel or abroad, and may be used by such entities for the Purposes. All personnel records included in the Personal Information are considered confidential and access shall be limited and restricted to individuals with a “need to know” access. The Company may share personnel records as needed internally and with third parties as reasonably required in connection with the Purposes. By signing this Agreement, the Executive declares that he/she was given the opportunity to ask and request details regarding the Personal Information transfer and processing, as aforesaid, and the Executive understood and accepted this section. The Executive further acknowledges that he/she was made aware that he/she is entitled to contact the Company with any question or concern with respect to the Personal Information.
7.8Computer Equipment
(a)The Executive undertakes to safeguard the equipment and/or the documents in his possession or that are under his supervision; the Executive shall be held liable for the damages caused to the Company's equipment in his possession or under his supervision, arising from his gross negligence, willful, or malicious conduct, and the Company shall be entitled to offset from the Executive’s wages and/or charge the Executive for the damage caused to such documents or equipment.
(b)The e-mail provided to the Executive by the Company upon the commencement of his employment through the Company is a professional e-mail, designated to be used by the Executive only for the purpose of performing his services for the Company and the Executive is required to use it only for professional purposes.
(c)In order to protect the Company's confidential information and prevent impairments, computer viruses and transfer of illegal information and/or software and/or copyright infringement and/or destruction to computer web traffic and/or damages to Company's communication and/or to Company's reputation and/or any other damages to the Company or to Company's business and/or its ongoing business and its customers' relations and in order to verify that the use of Company's computer systems is being use only for the purposes of providing the service and conducted in accordance with the applicable policies of Company, and in order to prevent Company's exposure to any damage due to unauthorized use of its computer network and communication system. It is hereby clarified, that Company monitors any and all information stored in Company computers including professional e-mail and/or any information transferred through Company's computer and communication networks. Furthermore, Company performs various backups of all information transferred through Company's computer network systems.
(d)Monitoring shall be performed at all times without prior notice and by various means. Monitoring can be done either by technological means, with regard to traffic volume and content traffic or by human resources, to the extent necessary where it is being suspected that Company's policies were breached and/or where there is a need to locate information for ongoing work purposes, need to attend technical malfunctions and/or any other need required for professional and business needs.
(e)Company reserves the right to take control of the computer means provided to the Executive in order to perform his work at all times and without prior notice, and to block any access to it, in order to protect Company's rights, attending technical malfunctions and for any other professional and/or business purposes.
(f)For avoidance of any inconvenience and to assure professional usage Company's computers, including the electronic e-mail systems, the web, Company's communication means and the professional e-mail provided to the Executive in order to perform their services hereunder. The Executive shall refrain from transferring and/or saving any personal information which the Executive does not wish exposed in his professional e-mail and/or in any other computerized means provided to him by Company in order to perform his services.
(g)The Executive understands and free willingly acknowledges that Company, is an organization which conduct its business via computer means, is thus obligated, in order to guard proper management of its business, to execute all the means outlined under this Section. The Executive undertakes upon himself all the restrictions derived from the means outlined in this this Section and in Company’s policies.
(h)Nothing herein diminishes from the Executive's right to open personal e-mail for himself without using the Company’s computer means. Such personal e-mail shall not be subject to Company's monitoring and controlling means compelling all traffic that passes through Company's computers and communication networks.
(i)The Executive is aware of and agrees that Company is entitled to put the information transferred in its computers and communication networks to any use, for the purpose of protecting its rights, at any and all time, without prior notice.
(j)The Executive declares that he is aware that the Company uses visible cameras in the Company’s premises and that all activities that occur in the Company’s premises might be recorded and documented. The Executive declares that he is aware and he agrees that in the future there is a possibility that the Company will install hidden cameras and record telephone conversations that are held in the Company, all subject to applicable law.
7.9Other Employment. During the Executive’s employment with the Company, the Executive shall not, except as a representative of the Company or with the prior written approval of the Executive’s manager, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, professional or occupation (or the setting up of any business, trade, profession or occupation). The foregoing restrictions in this section 7.9 shall not prohibit the Executive from holding securities in any company, which do not exceed 5% of the issued share capital of such company, so long as Executive has no active role in such company as a director, officer, employee, consultant (including as an independent consultant) or otherwise.
7.10Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company which may come into the Executive’s possession or control shall at all times remain the property of the Company. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property of the Company in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company.
8.Approval of the Medial Cannabis Unit
8.1The Executive is aware that in light of the Company’s field of business and pursuant to the Dangerous Drugs Ordinance [New Version] and/or the regulations and/or the applicable law, his position in Cronos Group may require the approval of the Medial Cannabis Unit (the “Yakar”), which includes, inter alia, a background check of the Executive’s criminal record, which is conducted with the cooperation of the Israeli police force. It is clarified that the Yakar’s approval may be required upon his commencement of employment or at any other time during the course of his employment with the Company.
8.2The Executive hereby authorizes the Company to transfer any information concerning him, as may be required by the Yakar or by any other related parties with respect to the Yakar’s approval and undertakes to execute any requested document in this regard.
8.3Without derogating from the Company’s right to terminate this Agreement in accordance with the applicable law and the provisions of this Agreement, the Executive represents that he acknowledges that in the event the Company shall not be able to receive the Yakar’s approval in connection to the Executive, or in case the said approval shall be withdrawn, the Company shall have the right to withdraw the offer of employment and/or to terminate the Executive’s employment with immediate effect. Parties agree that, notwithstanding section 6 above, in such case of immediate termination the Executive shall only be entitled to a notice period according to the applicable law, unless the Yakar approval is not obtained because the Executive has engaged in conduct that amounts to Justifiable Cause, in which case Section 6.6 of this Agreement will apply.
9.General
9.1This Agreement constitutes a “Notice” as defined in the Employee and Candidates Notification Law (Terms of Employment and Application Process) – 2002.
9.2This Agreement is personal and shall not invoke the provisions of any collective bargaining agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”), extension orders (“Tzavei Har’hava”) or any other custom, except and only to the extent so mandated by law.
9.3The Executive undertakes to keep all his terms of employment (including and not limited to salary and vacation days) confidential.
9.4Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Section 7, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.
9.5Survival. Section 7 and this Section survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.
9.6Entire Agreement. This is the entire agreement between the Company and the Executive on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement. This Agreement and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between the Executive and the Company regarding the Executive’s employment.
9.7Amendments. This Agreement may only be amended by written agreement executed by the Company and the Executive. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course, do not affect the validity or enforceability of the Agreement.
9.8Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.
9.9Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect.
9.10Assignment. The Company may assign this Agreement to an affiliate or subsidiary, and it enures to the benefit of the Company, its successors or assigns.
9.11Independent Legal Advice. The Executive acknowledge that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.
9.12Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.
9.13Conditions. This Agreement and the Executive’s employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including but not limited to satisfactory results of Health Canada security clearance checks, any applicable security clearance checks mandated under the laws of Israel, and criminal record checks and other reference checks that the Company or Cronos Group performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.
9.14Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any person or entity which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the

Company, the Executive shall not disclose or make use of any Confidential Information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.
9.15Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the Company and the Executive on the dates below.

CRONOS ISRAEL G.S. CULTIVATION LTD.
By:	/s/ Oran Scott
Name: Oran Scott Title: Director & Officer
CRONOS GROUP INC.
By:	/s/ Michael Gorenstein
Name: Michael Gorenstein Title: Chief Executive Officer

SIGNED AND DELIVERED in the presence of
/s/ Adam Wagner	/s/ Ran Gorelik
Witness Signature	Ran Gorelik
General Manager
Adam Wagner, VP Finance Israel	August 16, 2020
Witness Print Name	Date:

EXHIBIT A
SECTION 14 APPROVAL
אישור כללי בדבר תשלומי מעבידים לקרן
פנסיה ולקופת ביטוח במקום פיצויי פיטורים
לפי חוק פיצויי פיטורים, התשכ"ג1963-
בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג1963- 1 (להלן: "החוק") אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדיו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד1964- 2 (להלן: "קרן פנסיה"), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתוכנית קצבה ולתוכנית שאינה לקצבה בקופת ביטוח כאמור (להלן: "קופת ביטוח"), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תוכנית לקצבה ובין אם לאו (להלן: "תשלומי המעביד"), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן: "השכר המופטר"), ובלבד שנתקיימו כל אלה:
(1) תשלומי מעביד
(1)לקרן פנסיה אינם פחותים מ- % 1/3 14 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם % 1/3 2 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;
(2)לקופת ביטוח אינם פחותים מאחד מאלה:
(1)% 1/3 13 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור דרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % ½2 מן השכר המופטר, לפי הנמוך מביניהם (להלן: "תשלום לביטוח אובדן כושר עבודה");
(2)11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.
(2)    לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך חוזה בכתב בין המעביד לבין עובד ובו –
(1)הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין: בחוזה האמור ייכלל גם נוסחו של אישור זה;
(2)ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה. "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים או יותר.
(3)אין באישור זה כדי לגרוע מזכותו של עובד לפיצוי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

EXHIBIT B
PRIOR INVENTIONS
1.    Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:
☐    None
☐    See immediately below:

* * * * * * *